Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2012, , except for the matters indicated in Note 25 whose dates are February 27 and 28, 2012, relating to the financial statements of Petrodelta, S.A. (“Petrodelta”) appearing in the Annual Report on Form 10-K of Harvest Natural Resources, Inc. and its subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in each of the Prospectuses included therein, which are part of such Registration Statement.

By PGFA Perales, Pistone & Asociados

/s/ José G. Perales S.
Valencia, Venezuela
November 15, 2012